EXHIBIT 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact:	Robert M. Garst, Chief Executive Officer
717-957-2196

RIVERVIEW FINANCIAL CORPORATION ANNOUNCES

EARNINGS FOR THE FIRST QUARTER OF 2011

HALIFAX, PA, April 20, 2011 — Riverview Financial Corporation (OTCQB: RIVE) reported net income of $549,000 for the three months ended March 31, 2011, as compared with net income of $550,000 for the three months ended March 31, 2010.  Basic and diluted earnings per share were $0.31 per share for the three months ended March 31, 2011 and 2010.  The annualized return on average assets for the first three months of 2011 was 0.81% as compared with 0.88% for the first three months of 2010.  The annualized return on average equity was 8.82% for the three months ended March 31, 2011 compared with 8.91% for the three months ended March 31, 2010.  Riverview’s book value per share increased to $14.48 at March 31, 2011, an increase of 0.6% from $14.39 at March 31, 2010.

Robert M. Garst, Chief Executive Officer, commented, “Our first quarter results are solid and are attributable to our overall performance which continues to be characterized by strong core earnings growth, control of our operating expenses and safeguarding of our asset quality.  As the national and local economic outlook remains weak and the pace of the recovery continues to lag, we remain committed to enhancing shareholder value while further strengthening our capital position as evidenced by our first quarter performance.”

Riverview Financial Corporation, with assets of $275.3 million, is the bank holding company for its principal subsidiary, Riverview National Bank, which serves the communities of Perry, Dauphin, Cumberland and Schuylkill counties through the five full service branches of The First National Bank of Marysville and the four full service branch facilities and one drive-up office of Halifax National Bank.

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors.  Such factors include the possibility that anticipated cost savings may not be realized, estimated synergies may not occur, increased demand or prices for the corporation’s financial services and products may not occur, changing economic and competitive conditions, technological developments and other risks and uncertainties.  Such risks, uncertainties and other factors that could cause actual results and experience to differ from those projected include, but are not limited to, the following: ineffectiveness of their business strategy due to changes in current or future market conditions; the effects of competition, and of changes in laws and regulations on competition, including industry consolidation and development of competing financial products and services; interest rate movements; inability to achieve merger-related synergies; difficulties in integrating distinct business operations, including information technology difficulties; disruption from the transaction making it more difficult to maintain relationships with customers and employees, and challenges in establishing and maintaining operations in new markets; volatilities in the securities markets; and deteriorating economic conditions.